EXHIBIT 99.1

 SYSCO CORPORATION COMMENTS ON CURRENT SALES ENVIRONMENT

HOUSTON, December 22, 2008 -- Sysco Corporation (NYSE: SYY) today announced that it expects flat to slightly negative year-over-year sales comparisons for its second quarter of fiscal year 2009 which ends December 27, 2008.  Additionally, the company stated that for the second quarter through November it has experienced an approximate $45 million decline in the cash surrender value of corporate-owned life insurance (COLI). These investments, which are used to fund certain of Sysco’s retirement plans, will continue to fluctuate as the underlying securities are primarily tied to market performance. The amount of the reduction in the COLI cash surrender value is not deductible for tax purposes and is expected to result in a higher effective tax rate for the second quarter of fiscal 2009 as compared to the prior year period.

“Market conditions have become progressively more difficult in recent weeks,” said Richard J. Schnieders, Sysco’s chairman and chief executive officer. “However, our operating companies continue to work closely with our customers and manage their cost structure well. As a result of our continued reinvestment in the business and strong balance sheet, we remain encouraged about our long-term competitive position.”

About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving more than 400,000 customers. For the fiscal year 2008 that ended June 28, 2008, the company generated more than $37 billion in sales. For more information about Sysco visit the company's Internet home page at www.sysco.com.

Forward-Looking Statements

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the company's expected sales performance for the second quarter of fiscal 2009, changes in the cash surrender value of company owned life insurance, the company’s anticipated effective tax rate, the operating companies’ ability to manage costs and the company’s long-term competitive position. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to Sysco's business, including the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; increased fuel costs; Sysco's leverage and debt risks; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; competitive conditions; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended June 28, 2008 as filed with the Securities and Exchange Commission.